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                                                                     EXHIBIT 4.3



                                LEAR CORPORATION

    1998 EXECUTIVE SUPPLEMENTAL SAVINGS PLAN DEFERRED COMPENSATION AGREEMENT

Please read the enclosed "Explanation", then complete this form and return it to the Hilltop Benefits Department no later than December 15. Elections on this form become effective as of January 1, 1998.

You must complete Sections A and B of this form if you wish to participate in the Executive Supplemental Savings Plan (ESSP) for 1998. If you do not want to participate in the ESSP, please check the area indicating so in Section A.

Print Name____________________________Social Security Number___________________


     A.     Deferred Compensation Election

            After I reach the maximum recognized compensation limit ($160,000) or the maximum pre-tax contribution limit ($10,000) under the RSP during 1998 [check ONE only]:

            ___I hereby irrevocably elect to have my compensation for calendar year 1998, as defined in the ESSP, reduced by _____% (may be any percentage up to 17%), subject to the terms of the ESSP.

            ___I hereby elect not to participate in the ESSP for 1998.

     B.     Distribution Election for 1998 Deferred Compensation

     I hereby irrevocably elect, subject to the terms of the ESSP, that the 1998 Deferred Compensation pursuant to the above election, plus interest, be paid to me within approximately 30 days of the quarter-end Payment Date indicated below, unless I specifically elect for such payment to be made upon my termination of employment, in which case payment of this Deferred Compensation to me (or my Beneficiary) will commence as indicated below.

     I also understand that, if I elect a Specific Payment Date, in the event my employment terminates before the Specific Payment Date I have indicated below, I (or my Beneficiary) will be paid this Deferred Compensation approximately four weeks after the month-end date coincident with or immediately following my last date of employment.

     (CHECK ONE ONLY)
     ___ Specific Payment Date ______  Must be the March 31, June 30,
                                       September 30, or December 31 of any
                                       future year. Please refer to Payment of
                                       ESSP Section on "Explanation".

     ___ Defer payment until my termination of employment (payment approx.
          four weeks following month end).

     ___ Defer payment until my termination of employment, but pay me in the following calendar year (payment approximately four weeks after end of calendar year of termination of employment).

     ___ Defer payment until my termination, after which I shall receive payments in installments for ____ years (no more than 10) or for ______quarters (no more than 40).

I hereby make the above election(s) and acknowledge that I have read the enclosed "Explanation".


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           Participant's Signature                    Date